Exhibit 10.36

LOAN CONTRACT

AGRICULTURAL BANK OF CHINA

Contract Number: 35101200900009814

Borrower (Full Name): Fujian Province Baisha Fire Control Industrial Trading Co., Ltd

Lender: (Full Name): Agricultural Bank of China Nan An City Branch.

This Contract is made in line with the National law, after reaching agreement through negotiations, hereby enter into this contract.

Article one

Loan

1.	Loan Category: Short term loan for liquidity

2.	Purpose of Loan: Purchase raw materials

3.	Amount and currency of Loan (Capitalized): RMB THIRTY FOUR MILLION ONLY (¥34,000,000.00)

4.	Life of loan:

(1) Refer to below diagram for life of loan

Loan releasing				Mature
Year	Month	Day	Amount	Year	Month	Day	Amount
2009	NOV	30	¥34,000,000.00	2010	NOV	29	¥34,000,000.00

(Annex with more information is regarded as part of this contract.)

(2) Should there be any inconsistency in the amount of loan, advance and payment due date between this contract and loan voucher, the loan voucher shall prevail. A certificate of indebtedness or a loan voucher is an integral part of this Contract, bearing the equal legal effect with this contract.

(3) Should the loan currency under this contract be foreign currency, the borrower is obliged to return the loan and interest in the very original currency.

5.	Interest rate of loan

The interest rate of loan in RMB shall follow the item (1) listed below.

(l) Floating interest rate

The interest rate of the loan shall float 10% based on the benchmark rate up (up/down), annual interest is 5.841%. The benchmark rate for loans with a life less than 5 years (the fifth year is included) is equal to the RMB benchmark lending rate of People’s Bank of China over the same period; the benchmark rate for loans with a life more than 5 years is N/A (capitalized) % above the RMB benchmark lending rate of People’s Bank of China.

The adjustment period shall be every THREE (capitalized) month(s). In case of change of interest by the People’s Bank of China, the new interest rate shall prevail from the first day of the next corresponding period, without further notice to the borrower. In case that the adjustments date of the benchmark rate is the same with the releasing date of the loan, the new benchmark rate shall go into effect from the adjustment date. The last day of the month shall be taken as the corresponding date if there is no date assigned.

(2) Fixed interest rate

The interest rate of the loan shall float N/A% based on the benchmark rate N/A (up/down), the annual rate of N/A% shall be complied until the end of the life of the loan. The benchmark rate for loans with a life less than five years (the fifth year is included) is equal to the RMB benchmark lending rate of People’s Bank of China over the same period; the benchmark rate for loans with a life more than 5 years is N/A (capitalized) % above the RMB benchmark lending rate of People’s Bank of China.

The interest rate for foreign currency loan shall follow the N/A listed below:

1) the loan interest is composed of :N/A (Capitalized) month(s) N/A (LIBOR/HIBOR)+ N/A% interest margin, N/A (Capitalized) month(s) floating. LIBOR/HIBOR - interest rate announced by Reuters, two working days before the value date, at which banks may borrow and lend to one another in corresponding London/Hong Kong market.

2) Annual interest rate N/A%, until end of the loan

3) Other N/A

6.	Interest settlements

Interest of loan under this contract shall be settled month (month/day), the settle date should be the twentieth day of every month (month/season). The borrower shall pay the interest on the day of settlement. If the last settlement day is later than the repay date of the loan, the unpaid interest shall be paid together with the loan. (daily interest rate=monthly interest rate/30)

Without below conditions fulfilled, the lender is entitled not to pay the loan under this contract:

1	the borrower opens basic account in the lender

2	the borrower shall provide corresponding document, records and other related data according to the lender’s requirements

3	in case of foreign currency loan under this contract, the borrower should get corresponding approval, registration and other legal documents.

4	Loan under this contract is with mortgage or pledge security, the related legal documents shall be fully prepared, and the mortgage and pledge security are valid and continuous. For the warranty under this contract, the warranty contract shall be signed and valid.

Article Three

Rights and Obligations of the lender

1.	The lender shall be entitled to know about the production, operation and finance, storage and loan detail, and ask the borrower for financial report and other documents, material and information

2.	The lender is entitled to withhold the loan or call in ahead if the borrower violates the items listed but not limited in Item 7, 8, 10 in Article Four, which is threatening the loan security.

3.	The lender is entitled to charge in the borrower’s account for the loan and interest, penalty interest, compound interest and other accrued expenses stated in this contract.

4.	The lender is entitled to decide the money paid back should be for the loan, interest, penalty interest, compound interest or other accrued expenses if the amount paid by the borrower is not sufficient to the due amount.

5.	The lender is entitled to public the borrower’s violation if the borrower fails to fulfill the repayment obligations.

6.	The lender is entitled to release loan to the borrower according to the items in this contract.

Article Four

Rights and Obligations of the borrower

1.	The borrower is entitled to obtain and use the loan according to this contract.

2.	The borrower is entitled to settlements and deposits according to the account settlement agreement in Article Two and other related items under this contract.

3.	The borrower shall ensure the related documents complete including approval, registration and other legal documents, for foreign currency loan under this contract,

4.	The borrower shall repay the loan and interest on schedule. In terms of extensions, the borrower shall apply to the lender in written form 15 days before the due date, and sign the extension agreement with the lender’s approval.

5.	The borrower shall use the loan as is prescribed in this contract, misappropriation or diversion shall not be allowed.

6.	The borrower shall provide complete, true and effective financial report and other related data, information to the lender, and cooperate with the lender to investigate on the production, operation, finance and other activities that the loan is used.

7.	Should any change to the borrower, including implementation of contracting, leasing, joint-stock reform, joint venture, merger, consolidation, division, joint ventures, transfer of assets to apply for suspension of business for rectification, application for dissolution, bankruptcy and other cases that may cause changes in liabilities under this contract or that may affect the lender’s claim of the loan, the borrower shall inform the lender in written form ahead and get the lender’s approval, and confirm the liability to the debt or clear the loan ahead of schedule, otherwise the borrower shall not execute any change mentioned above.

8.	The borrower shall inform the lender in written form immediately, in addition to the above listed changes, also when there is any other circumstances that may have significant adverse impact on the repay obligations under this contract, for example, business outage, cancellation of registration, revocation of business license, illegal activities of the legal representative or main responsible person, serious difficulties in production and management, deteriorating financial situation.

9.	The borrower shall inform the lender in written form ahead and get the lender’s approval when the borrower is willing to guarantee the debts of others, mortgage, pledge to a third party as the main property, which may affect the borrower’s capacity under this contract

10.	The borrower and related investor must not conduct capital flight, asset transfer or unauthorized transfer of shares in purpose in order to avoid the debt to the lender.

11.	The borrower shall notify the lender in written form in time should any changes occur in name, legal representative, address, business scope.

12.	The borrower shall provide additional security measures that recognized by the lender when the guarantor under this contract is partially or fully incapable for the security capabilities, including business outage, cancellation of registration, revocation of business licenses, bankruptcies, and operating loss and other situations.

13.	The borrower shall bear the cost on related expenses under this contract including legal services, insurance, transportation, evaluation, registration, storage, appraisal, notary

Article Five

Advance payment

Advance payment of the borrower shall get the lender’s approval; with the lender’s approval, the interest of the advanced part is charged following item 2

1.	The agreed loan life period and agreed interest rate

2.	Float up ZERO (capitalized) % on the agreed interest under this contract.

Article Six Liabilities for breach of contract

1.	Should the lender fail to release the loan on schedule in due amount, and results in losses to the borrower, penalty shall be paid by the lender to the borrower according to the failure amount and delayed time (day), the penalty calculation is same as overdue loans interest rate.

2.	Should the lender fail to repay the loan on schedule, the lender is entitled penalty interest from the past due date, which rate shall float up FIFTY (capitalized) % on the agreed loan interest under this contract, until the loan is fully repaid. During the overdue period, for RMB currency loan, the penalty interest shall escalate due to the escalation of RMB benchmark lending interest rates by People’s Bank of China.

3.	Should the borrower not use the loan as prescribed under this contract, the lender is entitled to fine penalty interest from the violation date, which shall float up ONE HUNDRED (capitalized) % on the agreed loan interest under this contract, until the loan and interest are repaid. During this period, for RMB currency loan, the penalty interest shall escalate due to the escalation of RMB benchmark lending interest rates by People’s Bank of China.

4.	Should any due interest not repaid, the lender is entitled to execute compound interest. Due interest not repaid includes the penalty interest within the life of loan and the penalty interest after the overdue of the loan. For due interest not repaid within the life of loan, the compound interest shall be calculated based on the loan interest under the contract, for due interest not repaid after the overdue date of the loan, the compound interest shall be calculated based on the overdue loan interest; for due interest not repaid of the overdue loan, the compound interest shall be calculated based on the overdue loan interest.

5.	Should the borrower violates the obligations prescribed under this contract, the lender is entitled to require rectification from the borrower within prescribed time limit, to withhold the loan, to call in the released loan, and to declare the immediate due of other loan contracts between the lender and borrower and take corresponding measures to secure the asset.

6.	Should any of the guarantor under this contract violate the obligations declared in the guarantee contract, the lender is entitled to withhold the loan to the borrower, call in the released loan or take corresponding measures to secure the asset.

7.	Should the lender achieve the debt via litigation or arbitration due to the borrower’s violation, the borrower shall bear the corresponding legal fees, travel expenses and other expenses related.

Article Seven

Guarantee of loan

The guaranty type for the loan under this contract is: guarantee, the effectiveness of guarantee contract should be independent of this contract. On the Maximum Mortgage, the guarantee contract number is: 35906200900027910, 35905200900094405

Article Eight

Dispute Settlement

Should any disputes happen in the process of performing the contract, all parties shall resolve them through consultations, the disputes shall be subject to the following Item 1 for resolution.

1.	Lawsuit: submit to the People’s Court of the location of the lender

2.	Arbitration: submit to N/A (Full name of the arbitration committee) following its arbitration principles.

During the period of legislation or arbitration, the agreed items under this contract shall still be executed and performed.

Article Nine

Other Matter

N/A

Article Ten

Taking Effect and termination of Contract

The contract shall go into effect after signed or sealed by Party A and Party B.

Article Eleven

Copy of the contract

The contract bears THREE copies, each of the Borrower, the Lender shall hold ONE copy and be equally authentic.

Article Twelve

Tip

The lender has specially asked for the attention of the borrower for the complete and accurate understanding of all the items listed in this item, and made explanation to the required clauses. Both parties bear the same understanding to the contract.

Lender (Seal):	Borrower (Seal):	/s/ Daqi Zhuang
legal representative or accredited representative	Responsible or authorized representative
Date: 2009 Year 11 Month 30 Day
Location: Nan An Bank of Agricultural

Supplementary Provisions

Party A (Lender): Fujian Province Baisha Fire Control Industrial Trading Co., Ltd

Party B(Borrower): Agricultural Bank of China Nam An City Branch

Party C(Guarantor) Fujian Fulian Machinery Co., Ltd.

According to China Banking Regulatory Commission (CBRC) “Strictly prohibit any enterprise and personal funds into the stock market, directly or indirectly” after reaching agreement through negotiations, hereby enter into these supplementary provisions:

1. This supplementary provisions shall be taken as supplementary of the loan contract number 35101200900009814 and the contract of guarantee number 35906200900027910.

2. Party B shall be in accordance with the purpose of loan listed in the loan contract, must not divert the Credit Funds from Banks into the stock market, directly or indirectly.

3. Should Party B divert the loaded fund under the contract of loan into the stock market, directly or indirectly, Party B shall be held for violation responsibility agreed in the contract of loan, Party A shall be entitled to call in the loan under the contract of loan, overcharge penalty interest to the diverted Credit Funds from Banks, and withhold any new loans to Party B.

4. Party C is willing to bear the liability for guaranteeing, when Party A call in the loan and overcharge penalty interest according to this contract.

Party A (Lender)			Party B (Borrower)			Party C (Guarantor)
Year	Month	Day	Year	Month	Day	Year	Month	Day